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                     November 21, 2022

       Michael P. Murphy
       Chief Executive Officer
       Rosecliff Acquisition Corp I
       767 5th Avenue 34th Floor
       New York, New York 10153

                                                        Re: Rosecliff
Acquisition Corp I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 9,
2022
                                                            File No. 001-40058

       Dear Michael P. Murphy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              P. Michelle Gasaway